Exhibit 99.1

Chaparral Energy to Present at 2017 JP Morgan Energy Equity Conference

Oklahoma City, June 26, 2017 — Chaparral Energy, Inc. (OTCQB: CHPE) today announced Chief Executive Officer Earl Reynolds and Chief Financial Officer and Executive Vice President Joe Evans will present at the 2017 JP Morgan Energy Equity Conference in New York on Wednesday, June 28 at 8 a.m. Eastern Standard.

The presentation and a live audio webcast of the event will be available at chaparralenergy.com/investors. A replay of the event will also be available on the company’s website shortly after the presentation.

About Chaparral

Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a leading Mid-Continent operator with focused operations in Oklahoma’s fast-growing STACK Play. The company has potential production reserves of more than 1 billion barrels of oil equivalent and approximately 400,000 net surface acres, of which more than 110,000 acres are in the highly economic STACK Play. For more information, please visit chaparralenergy.com.

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions, and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Please read “Risk Factors” in our annual reports on form 10-K and other public filings. We undertake no duty to update or revise these forward-looking statements.

Investor Contact Joe Evans Chief Financial Officer 405-426-4590 joe.evans@chaparralenergy.com	Media Contact Brandi Wessel Manager – Corporate Communications 405-426-6657 brandi.wessel@chaparralenergy.com